Exhibit 99.1

Vail Resorts Contacts:
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2017 Third Quarter Results and Early Season Pass Sales Results
BROOMFIELD, Colo. - June 8, 2017 - Vail Resorts, Inc. (NYSE: MTN) today reported results for its third quarter ended April 30, 2017, as well as the Company’s results of its early season pass sales for the 2017/2018 North American ski season.
Highlights

•
Net income attributable to Vail Resorts, Inc. was $181.1 million for the third quarter of fiscal 2017, an increase of 14.9% compared to net income attributable to Vail Resorts, Inc. of $157.6 million for the third fiscal quarter of 2016. Included in net income for the third quarter of fiscal 2017, on a pre-tax basis, are charges for an increase in the Canyons contingent consideration of $14.5 million, foreign currency losses of $9.1 million on the intercompany loan to Whistler Blackcomb and a future contribution to Town of Vail parking of $4.3 million.

•
Resort Reported EBITDA was $392.0 million for the third fiscal quarter of 2017, which includes the operations of Whistler Blackcomb Holdings Inc. (“Whistler Blackcomb”) and $2.3 million of transaction, transition and integration costs associated with the Whistler Blackcomb and Stowe Mountain Resort (“Stowe”) acquisitions. Excluding transaction, transition and integration costs and Whistler Blackcomb operations in the third quarter of fiscal 2017 and $3.5 million of Lodging Reported EBITDA associated with the termination of the Company's management agreement with respect to the Half Moon Resort in Jamaica in the third quarter of fiscal 2016, Resort Reported EBITDA in the third fiscal quarter increased 7.0% compared to the same period in the prior year.

•
On June 7, 2017, the Company announced the closing of the acquisition of Stowe. The final purchase price, after adjustments, was approximately $41 million. Stowe will be included on the Epic Pass and other season pass products for the 2017/2018 ski season.

•
Resort Reported EBITDA is expected to be between $591 million and $600 million for fiscal 2017, which includes approximately $10.0 million of Whistler Blackcomb transaction and integration expenses, approximately $2.2 million of Stowe transaction and integration expenses, and $3.5 million of expected Stowe operating losses related to the period between closing and the end of the fiscal year. Excluding the expected Stowe operating losses and Stowe transaction and integration expenses, we expect our Resort Reported EBITDA to be between $597 million and $606 million for fiscal 2017.

•
Season pass sales for the 2017/2018 North American ski season increased approximately 10% in units and approximately 16% in sales dollars through May 30, 2017 compared with the prior year period ended May 31, 2016, including Whistler Blackcomb pass sales at comparable exchange rates in both periods.

Commenting on the Company’s fiscal 2017 third quarter results, Rob Katz, Chief Executive Officer said, “We are pleased with our performance in the quarter and for the entirety of the 2016/2017 North American ski season. Including results from Whistler Blackcomb, total lift revenue increased 25.3%, driven by a 26.0% growth in visitation partially offset by a 0.5% decrease in effective ticket price (“ETP”) compared to the same period in the prior year. The ETP decline was driven by the inclusion of Whistler Blackcomb’s ETP in results in fiscal 2017 which are lower on a U.S. dollar basis than the Company average. Excluding Whistler Blackcomb, ETP increased 7.5% in the third fiscal quarter compared to the prior year. Guest spending continues to be strong which, with the addition of Whistler Blackcomb, drove a 23.5% increase in ski school revenue, a 28.7% increase in food and beverage revenue and a 28.6% increase in retail and rental revenue, compared to the same period in the prior year.”
“Results from Whistler Blackcomb in the third quarter of fiscal 2017 continued to be exceptionally strong with the resort completing the season with significant growth above its record prior year. The resort benefited from excellent conditions throughout the season, a low Canadian dollar versus U.S. dollar exchange rate driving significant destination growth from U.S. and other international guests and the outstanding experience the resort provides. Excluding Whistler Blackcomb operations, total lift revenue increased 5.6%. Park City continued to deliver the strongest growth among our U.S. resorts driven by growing destination visitation and yield improvements in our second season following the transformational investments to combine Park City and Canyons. The Tahoe resorts benefited from excellent conditions following the storms in January and achieved record revenue levels in all key business lines. In Colorado, strong guest spending drove results that were in-line with last year’s record performance despite weaker snowfall later in the season. Third quarter U.S. destination visitation to our U.S. resorts remained robust, despite significant growth in the number of U.S. destination visitors going to Whistler Blackcomb. The strength in U.S. destination visitation to our U.S. resorts was partially offset by a decline in international visitation to our U.S. resorts from both Mexico and Canada, a trend that significantly benefited Whistler Blackcomb.”

Katz continued, “Our year-to-date results highlight the continued success of our season pass and guest-focused marketing efforts, the importance of geographic and currency diversification in our resort network and the outstanding experience we provide at our resorts. Our growth in season pass sales continues to be driven by sales to both local and destination guests who increasingly appreciate our network of resorts and the compelling value proposition our season pass products offer for their ski vacations. We also continue to benefit from our improved ability to segment and personalize our marketing messages to guests resulting from the significant investments we have made in data capture and analytics over the past several years.”
Regarding Lodging, Katz said, “Our Lodging results for the third fiscal quarter were impacted by the variable late season conditions in Colorado (which comprise a disproportionate amount of our Lodging portfolio versus our properties in Utah, California and Whistler) and the sale of the Inn at Keystone in November 2016. Revenue (excluding payroll cost reimbursements) decreased 6.3% and revenue per available room (“RevPAR”) increased 0.3% compared to the same period in the prior year, which included the receipt of a one-time $3.5 million termination fee for Half Moon Resort in Jamaica.”
Katz continued, “Resort Reported EBITDA was $392.0 million for the fiscal quarter, an increase of 27.9% over the same period in the prior year, primarily as a result of the acquisition of Whistler Blackcomb. Resort EBITDA Margin for the quarter was 49.6%, an increase of 210 basis points.”
Regarding Real Estate, Katz said, “During the fiscal quarter, we closed on two condominium units at Ritz-Carlton Residences, Vail. Net Real Estate Cash Flow for the third quarter of fiscal 2017 was $2.8 million. Since April 30, 2017, we have closed on the last remaining condominium unit at Ritz-Carlton Residences, Vail. We are now sold-out of our One Ski Hill Place and Ritz-Carlton Residences, Vail residential condominium projects. Real Estate EBITDA for the third quarter of fiscal 2017 includes a $4.3 million one-time charge related to our expected contribution to a new, to be constructed, Town of Vail owned 160 space public parking structure, in a project that was recently identified by the Town. The creation of this new public parking and our related contribution has been under consideration for over a decade and will be a great enhancement to the guest experience as Vail continues to grow.”
Katz continued, “Our balance sheet remains strong and the business continues to generate robust cash flow. We ended the quarter with $195.8 million of cash on hand and our Net Debt, including the capitalized Canyons obligation, was 1.7 times trailing twelve months Total Reported EBITDA, which includes our outstanding debt of $1.2 billion as of April 30, 2017. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $1.053 per share of common stock and will be payable on July 13, 2017 to shareholders of record on June 28, 2017.”

Operating Results
A complete Management’s Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company’s Form 10-Q for the third quarter ended April 30, 2017 filed today with the Securities and Exchange Commission. The following are segment highlights for the three month period ended April 30, 2017:
Mountain Segment

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Total lift revenue increased $84.9 million, or 25.3%, compared to the same period in the prior year, to $419.6 million, primarily due to incremental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, total lift revenue increased 5.6% compared to the same period in the prior year.

•
Ski school revenue increased $17.4 million, or 23.5%, compared to the same period in the prior year, primarily as a result of incremental Whistler Blackcomb revenue. Excluding Whistler Blackcomb, ski school revenue increased 2.9% compared to the same period in the prior year.

•
Dining revenue increased $14.6 million, or 28.7%, compared to the same period in the prior year, primarily due to incremental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, dining revenue increased 0.6%.

•
Retail/rental revenue increased $22.7 million, or 28.6%, compared to the same period in the prior year, primarily due to incremental retail sales and rental revenue from Whistler Blackcomb. Excluding Whistler Blackcomb, retail/rental revenue increased 3.4%.

•
Operating expense increased $58.4 million, or 20.7%, compared to the same period in the prior year, primarily due to the inclusion of operating expenses from Whistler Blackcomb and $2.3 million of transaction, transition and integration expenses associated with the Whistler Blackcomb and Stowe acquisitions.

•
Mountain Reported EBITDA increased $90.2 million, or 31.0%, compared to the same period in the prior year. Excluding transaction, transition and integration expenses related to the Whistler Blackcomb and Stowe acquisitions of $2.3 million and Whistler Blackcomb operations, Mountain Reported EBITDA increased 7.9%.

•	Mountain Reported EBITDA includes $3.6 million of stock-based compensation expense for the three months ended April 30, 2017 compared to $3.3 million in the same period in the prior year.
Lodging Segment

•
Lodging segment net revenue (excluding payroll cost reimbursements) decreased $4.4 million, or 6.3%, as compared to the same period in the prior year, primarily due to the $3.5 million Half Moon termination fee received in the prior year, variable late season conditions in Colorado during the current fiscal quarter and the sale of the Inn at Keystone in November 2016.

•	Occupancy decreased 3.9 percentage points and Average Daily Rate (“ADR”) increased 8.5% at the Company's owned hotels and managed condominiums compared to the same period in the prior year.

•
Lodging Reported EBITDA decreased $4.8 million, or 31.0%, compared to the same period in the prior year, primarily due to the $3.5 million Half Moon termination fee received in the prior year, variable late season conditions in Colorado during the current fiscal quarter and the sale of the Inn at Keystone in November 2016.

•	Lodging Reported EBITDA includes $0.8 million of stock-based compensation expense for both the three months ended April 30, 2017 and 2016.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue increased $144.0 million, or 22.3%, to $789.8 million compared to the same period in the prior year, primarily attributable to revenue from Whistler Blackcomb.

•
Resort Reported EBITDA was $392.0 million, an increase of $85.4 million, or 27.9%, compared to the same period in the prior year. Excluding transaction, transition and integration costs and Whistler Blackcomb operations in the third quarter of fiscal 2017 and $3.5 million of Lodging Reported EBITDA associated with the termination of the Company's management agreement with respect to the Half Moon Resort in Jamaica in the third quarter of fiscal 2016, Resort Reported EBITDA in the third fiscal quarter increased 7.0% compared to the same period in the prior year.

Real Estate Segment

•	Real Estate segment net revenue increased $3.1 million as compared to the same period in the prior year.

•	Net Real Estate Cash Flow was $2.8 million, an increase of $2.2 million from the same period in the prior year.

•
Real Estate Reported EBITDA decreased by $3.6 million, to a loss of $4.9 million, compared to the same period in the prior year, including the $4.3 million one-time charge related to the resolution of our financial contribution to the new Town of Vail public parking structure.

Total Performance

•	Total net revenue increased $147.2 million, or 22.7%, to $794.6 million as compared to the same period in the prior year.

•
Net income attributable to Vail Resorts, Inc. was $181.1 million, or $4.40 per diluted share compared to net income attributable to Vail Resorts, Inc. of $157.6 million, or $4.23 per diluted share, in the same period of the prior year. Included in net income for the third quarter of fiscal 2017, on a pre-tax basis, are charges for an increase in the Canyons contingent consideration of $14.5 million, foreign currency losses of $9.1 million on the intercompany loan to Whistler Blackcomb and a future contribution to Town of Vail parking of $4.3 million.

Return of Capital
The Company declared a quarterly cash dividend of $1.053 per share of Vail Resorts common stock that will be payable on July 13, 2017 to shareholders of record on June 28, 2017. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb will be payable on July 13, 2017 to exchangeable shareholders of record on June 28, 2017. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb.
Stowe Mountain Resort
On June 7, 2017, the Company announced the closing of the Stowe acquisition. The final purchase price, after adjustments, including a reduction in the price by the amount that the resort’s EBITDA exceeded capital expenditures for the period from November 1, 2016 through closing, was approximately $41 million. Stowe is now included on the Epic Pass and other season pass products for the 2017/2018 ski season, though full integration will not occur until after the 2017/2018 ski season.
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2017/2018 North American ski season, Katz said, “We are very pleased with the results for our season pass sales to date. Pass sales through May 30, 2017 for the upcoming 2017/2018 North American ski season increased approximately 10% in units and approximately 16% in sales dollars, as compared to the prior year period through May 31, 2016. This represents continued significant growth over our record unit performance last spring (up 29% over spring 2015) and in the spring of 2015 (up 12% over spring 2014). Our spring pass sales included strong growth from our destination guests and particular strength in our Northern California and Pacific Northwest local markets following great conditions in the 2016/2017 ski season and the full inclusion of Whistler Blackcomb on the Epic Pass for next season. Whistler Blackcomb pass products are included in both current and prior year periods at comparable exchange rates with the exception of one and three day EDGE cards, the vast majority of which were sold after the beginning of the ski season and will not be offered for the 2017/2018 ski season. While in the past two years we have seen a material deceleration of our pass sales growth rate from spring results to fall results, we expect the growth rate this year to be more stable between the two time periods.”
Katz continued, “We look forward to being able to fully include Stowe in our season pass marketing efforts this fall and incorporating the guest information they have into our data-based, CRM efforts. Further, we look forward to beginning our more comprehensive guest information collection effort at Whistler Blackcomb for the upcoming season. Historically, Whistler Blackcomb has had information on only approximately 20% of their non-season pass guests, dramatically lower than our U.S. resorts’ data capture of approximately 96%. We have found that this information and the ability to better segment and personalize our communications to our guests has been one of the largest drivers of our season pass growth in past years, setting us up very well for continued pass sales growth for fiscal 2019 and beyond.”

Regarding Epic Australia Pass sales, Katz commented, “Perisher’s 2017 ski season kicked off one week earlier than scheduled on June 3, and we are very pleased with sales of the Epic Australia Pass, which end on June 12, 2017 and are up 21% in units through June 4, 2017, as compared to the prior year period through June 5, 2016, benefiting from the addition of Whistler Blackcomb to the resort network, which is one of the top North American ski destinations of choice for Australians.”
Epic Discovery Update
Commenting on the launch of Epic Discovery at Breckenridge this summer, Katz said, “We are very excited to welcome visitors to the first year of Epic Discovery at Breckenridge, which will officially open this weekend along with our second full years at Vail and Heavenly. Our summer guests will have the opportunity to enjoy a great lineup of activities for the whole family, including ropes courses, zip lines, summer tubing and alpine coasters, along with incredible opportunities for experiential learning in a high alpine environment.”
Outlook

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Fiscal 2017 Resort Reported EBITDA is expected to be between $591 million and $600 million, which includes approximately $10.0 million of Whistler Blackcomb transaction and integration expenses, approximately $2.2 million of Stowe transaction and integration expenses, and $3.5 million of expected Stowe operating losses related to the period between closing and the end of the fiscal year. Excluding the expected Stowe operating losses and Stowe transaction and integration expenses, we expect our Resort Reported EBITDA to be between $597 million and $606 million for fiscal 2017. Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) is expected to be approximately 31.4% in fiscal 2017, at the midpoint of our guidance range.

•	Fiscal 2017 Real Estate Reported EBITDA is now expected to be between negative $2 million and $0 million, including the $4.3 million contribution to the Town of Vail parking garage.

•	Net income attributable to Vail Resorts, Inc. is expected to be between $183 million and $201 million in fiscal 2017.

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2017, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2017.

	Fiscal 2017 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2017 (6)
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$564,000	$571,000
Lodging Reported EBITDA (2)	27,000	29,000
Resort Reported EBITDA (3)	591,000	600,000
Real Estate Reported EBITDA	(2,000)	—
Total Reported EBITDA	589,000	600,000
Depreciation and amortization	(193,000)	(189,000)
Loss on disposal of fixed assets and other, net	(6,000)	(5,000)
Change in fair value of contingent consideration (4)	(15,100)	(15,100)
Investment income and other, net	5,900	6,300
Interest expense and other, net (5)	(62,000)	(58,000)
Income before provision for income taxes	318,800	339,200
Provision for income taxes	(109,800)	(116,200)
Net income	$209,000	$223,000
Net income attributable to noncontrolling interests	(26,000)	(22,000)
Net income attributable to Vail Resorts, Inc.	$183,000	$201,000

(1) Mountain Reported EBITDA includes approximately $15 million of stock-based compensation.
(2) Lodging Reported EBITDA includes approximately $3 million of stock-based compensation.
(3) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(4) Our guidance includes a $15.1 million loss for the change in the fair value of contingent consideration during the nine months ended April 30, 2017, which is based upon, among other things, financial projections including long-term growth rates for Park City. Our guidance excludes any forward-looking change in the fair value of contingent consideration, which such change may be material.

(5) Our guidance includes a foreign currency loss of $3.9 million on intercompany loans with Whistler Blackcomb during the nine months ended April 30, 2017. This intercompany loan requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward-looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(6) Guidance estimates are predicated on an exchange rate of $0.74 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.76 between the Australian Dollar and U.S. Dollar, related to the operations of Perisher in Australia.

Earnings Conference Call
The Company will conduct a conference call today at 11:30 a.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 466-4462 (U.S. and Canada) or (719) 325-2348 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through June 22, 2017, at 12:30 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 1497844. The conference call also will be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate eleven world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Stowe in Vermont; Perisher in New South Wales, Australia; Wilmot Mountain in Wisconsin; Afton Alps in Minnesota and Mt. Brighton in Michigan. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding Stowe operating losses for the remainder of fiscal 2017, the anticipated integration of Stowe into the Company, including on the Epic Pass, our pass sales growth rate, our expected contribution to the Town of Vail parking structure and capital expenditures planned for summer 2017 as well as our fiscal 2017 performance, including our expected Resort Reported EBITDA, Resort EBITDA margin, Real Estate Reported EBITDA and net income attributable to Vail Resorts, Inc. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, the cost and availability of travel options and changing consumer preferences; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to a disruption in our water supply that would impact our snowmaking capabilities; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or that acquired businesses may fail to perform in accordance with expectations, including Whistler Blackcomb and Stowe or future acquisitions; our ability to realize anticipated financial benefits from Park City; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates, particularly the Canadian dollar and Australian dollar; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2016, which was filed on September 26, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2016, which was filed on December 9, 2016.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies.
Reported EBITDA has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2017	2016	2017	2016
Net revenue:
Mountain	$721,160	$572,805	$1,486,026	$1,206,610
Lodging	68,601	72,933	201,887	200,026
Real estate	4,870	1,734	10,181	14,766
Total net revenue	794,631	647,472	1,698,094	1,421,402
Segment operating expense:
Mountain	340,390	281,968	863,882	729,382
Lodging	57,897	57,422	181,660	176,170
Real estate	9,818	3,085	17,144	17,043
Total segment operating expense	408,105	342,475	1,062,686	922,595
Other operating (expense) income:
Depreciation and amortization	(50,029)	(41,472)	(140,236)	(120,713)
Gain on sale of real property	—	19	6,466	1,810
Change in fair value of contingent consideration	(14,500)	—	(15,100)	—
Loss on disposal of fixed assets and other, net	(1,924)	(164)	(4,705)	(3,149)
Income from operations	320,073	263,380	481,833	376,755
Mountain equity investment income (loss), net	521	211	1,510	992
Investment income and other, net	210	150	5,881	509
Interest expense and other, net	(23,313)	(10,400)	(44,325)	(31,905)
Income before provision for income taxes	297,491	253,341	444,899	346,351
Provision for income taxes	(100,635)	(95,804)	(151,933)	(131,613)
Net income	196,856	157,537	292,966	214,738
Net (income) loss attributable to noncontrolling interests	(15,749)	95	(25,267)	289
Net income attributable to Vail Resorts, Inc.	$181,107	$157,632	$267,699	$215,027
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$4.52	$4.35	$6.87	$5.92
Diluted net income per share attributable to Vail Resorts, Inc.	$4.40	$4.23	$6.68	$5.76
Cash dividends declared per share	$1.053	$0.81	$2.673	$2.055
Weighted average shares outstanding:
Basic	40,068	36,217	38,972	36,312
Diluted	41,181	37,268	40,069	37,328
Other Data:
Mountain Reported EBITDA	$381,291	$291,048	$623,654	$478,220
Lodging Reported EBITDA	10,704	15,511	20,227	23,856
Resort Reported EBITDA	391,995	306,559	643,881	502,076
Real Estate Reported EBITDA	(4,948)	(1,332)	(497)	(467)
Total Reported EBITDA	$387,047	$305,227	$643,384	$501,609
Mountain stock-based compensation	$3,592	$3,319	$11,139	$10,030
Lodging stock-based compensation	781	770	2,387	2,300
Resort stock-based compensation	4,373	4,089	13,526	12,330
Real Estate stock-based compensation	64	186	62	335
Total stock-based compensation	$4,437	$4,275	$13,588	$12,665

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Net Mountain revenue:
Lift	$419,647	$334,789	25.3%	$799,324	$642,627	24.4%
Ski school	91,704	74,279	23.5%	173,674	139,703	24.3%
Dining	65,618	51,000	28.7%	133,352	108,093	23.4%
Retail/rental	102,104	79,384	28.6%	261,816	214,748	21.9%
Other	42,087	33,353	26.2%	117,860	101,439	16.2%
Total Mountain net revenue	721,160	572,805	25.9%	1,486,026	1,206,610	23.2%
Mountain operating expense:
Labor and labor-related benefits	139,811	115,932	20.6%	334,024	283,353	17.9%
Retail cost of sales	34,875	26,123	33.5%	98,263	80,864	21.5%
Resort related fees	41,910	36,129	16.0%	78,976	66,473	18.8%
General and administrative	53,988	47,416	13.9%	156,442	135,216	15.7%
Other	69,806	56,368	23.8%	196,177	163,476	20.0%
Total Mountain operating expense	340,390	281,968	20.7%	863,882	729,382	18.4%
Mountain equity investment income, net	521	211	146.9%	1,510	992	52.2%
Mountain Reported EBITDA	$381,291	$291,048	31.0%	$623,654	$478,220	30.4%

Total skier visits	5,907	4,689	26.0%	11,635	9,705	19.9%
ETP	$71.04	$71.40	(0.5)%	$68.70	$66.22	3.7%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended April 30,		Percentage Increase	Nine Months Ended April 30,		Percentage Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)
Lodging net revenue:
Owned hotel rooms	$12,494	$13,813	(9.5)%	$42,559	$43,164	(1.4)%
Managed condominium rooms	23,907	23,110	3.4%	55,417	52,420	5.7%
Dining	9,324	10,167	(8.3)%	33,384	34,049	(2.0)%
Transportation	8,611	8,827	(2.4)%	19,428	19,440	(0.1)%
Golf	—	—	—%	8,921	8,722	2.3%
Other	10,820	13,634	(20.6)%	31,806	33,009	(3.6)%
	65,156	69,551	(6.3)%	191,515	190,804	0.4%
Payroll cost reimbursements	3,445	3,382	1.9%	10,372	9,222	12.5%
Total Lodging net revenue	68,601	72,933	(5.9)%	201,887	200,026	0.9%
Lodging operating expense:
Labor and labor-related benefits	27,204	26,808	1.5%	84,515	82,529	2.4%
General and administrative	9,848	9,657	2.0%	29,360	27,036	8.6%
Other	17,400	17,575	(1.0)%	57,413	57,383	0.1%
	54,452	54,040	0.8%	171,288	166,948	2.6%
Reimbursed payroll costs	3,445	3,382	1.9%	10,372	9,222	12.5%
Total Lodging operating expense	57,897	57,422	0.8%	181,660	176,170	3.1%
Lodging Reported EBITDA	$10,704	$15,511	(31.0)%	$20,227	$23,856	(15.2)%

Owned hotel statistics:
ADR	$294.75	$263.40	11.9%	$254.29	$232.50	9.4%
RevPAR	$200.94	$188.86	6.4%	$168.45	$156.09	7.9%
Managed condominium statistics:
ADR	$428.83	$407.96	5.1%	$382.35	$353.54	8.1%
RevPAR	$183.08	$185.19	(1.1)%	$134.38	$128.79	4.3%
Owned hotel and managed condominium statistics (combined):
ADR	$389.94	$359.55	8.5%	$332.33	$303.40	9.5%
RevPAR	$186.72	$186.10	0.3%	$143.03	$136.37	4.9%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of April 30,
	2017	2016
Real estate held for sale and investment	$108,217	$116,874
Total Vail Resorts, Inc. stockholders’ equity	1,576,740	965,663
Long-term debt	1,168,210	613,704
Long-term debt due within one year	38,386	13,349
Total debt	1,206,596	627,053
Less: cash and cash equivalents	195,818	68,565
Net debt	$1,010,778	$558,488

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures
Presented below is a reconciliation of Reported EBITDA to net income attributable to Vail Resorts, Inc. for the three and nine months ended April 30, 2017 and 2016.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended April 30,		Nine Months Ended April 30,
	2017	2016	2017	2016
Mountain Reported EBITDA	$381,291	$291,048	$623,654	$478,220
Lodging Reported EBITDA	10,704	15,511	20,227	23,856
Resort Reported EBITDA*	391,995	306,559	643,881	502,076
Real Estate Reported EBITDA	(4,948)	(1,332)	(497)	(467)
Total Reported EBITDA	387,047	305,227	643,384	501,609
Depreciation and amortization	(50,029)	(41,472)	(140,236)	(120,713)
Loss on disposal of fixed assets and other, net	(1,924)	(164)	(4,705)	(3,149)
Change in fair value of contingent consideration	(14,500)	—	(15,100)	—
Investment income and other, net	210	150	5,881	509
Interest expense and other, net	(23,313)	(10,400)	(44,325)	(31,905)
Income before provision for income taxes	297,491	253,341	444,899	346,351
Provision for income taxes	(100,635)	(95,804)	(151,933)	(131,613)
Net income	196,856	157,537	292,966	214,738
Net (income) loss attributable to noncontrolling interests	(15,749)	95	(25,267)	289
Net income attributable to Vail Resorts, Inc.	$181,107	$157,632	$267,699	$215,027

* Resort represents the sum of Mountain and Lodging

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the three months ended April 30, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended April 30, 2017	(In thousands) (Unaudited) Three Months Ended April 30, 2016
Resort net revenue*	$789,761	$645,738
Resort Reported EBITDA*	$391,995	$306,559
Resort EBITDA margin	49.6%	47.5%

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of Total Reported EBITDA to net income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the twelve months ended April 30, 2017.

(In thousands) (Unaudited)
Twelve Months Ended April 30, 2017
Mountain Reported EBITDA	$569,849
Lodging Reported EBITDA	24,540
Resort Reported EBITDA*	594,389
Real Estate Reported EBITDA	2,754
Total Reported EBITDA	597,143
Depreciation and amortization	(181,011)
Loss on disposal of fixed assets and other, net	(6,974)
Change in fair value of contingent consideration	(19,300)
Investment income and other, net	6,095
Interest expense and other, net	(54,786)
Income before provision for income taxes	341,167
Provision for income taxes	(113,485)
Net income	227,682
Net income attributable to noncontrolling interests	(25,256)
Net income attributable to Vail Resorts, Inc.	$202,426

* Resort represents the sum of Mountain and Lodging
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The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended April 30, 2017.

	In thousands) (Unaudited) (As of April 30, 2017)
Long-term debt	$1,168,210
Long-term debt due within one year	38,386
Total debt	1,206,596
Less: cash and cash equivalents	195,818
Net debt	$1,010,778
Net debt to Total Reported EBITDA	1.7	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and nine months ended April 30, 2017 and 2016.

	(In thousands) (Unaudited) Three Months Ended April 30,		(In thousands) (Unaudited) Nine Months Ended April 30,
	2017	2016	2017	2016
Real Estate Reported EBITDA	$(4,948)	$(1,332)	$(497)	$(467)
Non-cash Real Estate cost of sales	3,814	1,064	8,017	10,508
Non-cash Real Estate stock-based compensation	65	185	62	334
One-time charge for Real Estate contingency	4,300	—	4,300	—
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(416)	650	1,404	2,362
Net Real Estate Cash Flow	$2,815	$567	$13,286	$12,737

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2017 guidance.

(In thousands) (Unaudited) Fiscal 2017 Guidance (2)
Resort net revenue (1)	$1,896,000
Resort Reported EBITDA (1)	$595,500
Resort EBITDA margin	31.4%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point range of Guidance